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                                                                  EXECUTION COPY

                                                                    EXHIBIT 7.06


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
CITICORP NORTH AMERICA, INC.    LEHMAN COMMERCIAL PAPER INC.  JPMORGAN CHASE BANK
CITIGROUP GLOBAL MARKETS INC.   LEHMAN BROTHERS INC.          J.P. MORGAN SECURITIES INC.
390 Greenwich Street            745 Seventh Avenue            270 Park Avenue
New York, New York 10013        New York, New York 10019      New York, New York 10017


                                                                October 19, 2004

Cox Enterprises, Inc.
6205 Peachtree Dunwoody Road
Atlanta, Georgia 30328

Attention: Richard Jacobson
           Vice President / Treasurer



                                   Project NFL
                         Amendment to Commitment Letter

Ladies and Gentlemen:

                  Reference is made to the commitment letter dated as of August 23, 2004 (the "Commitment Letter") addressed to you by Citigroup Global Markets Inc. ("CGMI"), Citicorp NorthAmerica, Inc. ("CNAI"), Lehman Brothers Inc. ("LBI"), Lehman Commercial Paper Inc. ("LCPI"), J.P. Morgan Securities Inc. ("JPMorgan") and JPMorgan Chase Bank ("JPMCB" and, together with CGMI, CNAI, LBI, LCPI and JPMorgan, the "Commitment Parties") and the Fee Letters identified therein (the "Fee Letters").

                  Subject to your acceptance hereof, the provisions of the Commitment Letter are hereby modified as follows:

                  1. First paragraph. The first paragraph of the Commitment Letter is amended by inserting "365,691,176" in place of "365,751,156" and by inserting "$34.75 per share" in place of "$32.00 per share".

                  2. Third paragraph. The third paragraph of the Commitment Letter is deleted and the following is inserted in its place:

                                    You have advised us that, if you were to
                           decide to proceed with the Acquisition, you would finance it from the proceeds of loans under new senior unsecured credit facilities of Cox Enterprises and Cox Communications in an aggregate commitment amount of $10 billion (the "Facilities"), consisting of a $1.75 billion five-year revolving credit facility and a $500 million five-year term loan facility to Cox Enterprises as borrower (the "Cox Enterprises Credit Facility") and a $2.75 billion five-year revolving credit facility, a $2.0 billion five-year term loan facility and a $3.0 billion 18-month bridge loan facility (in anticipation of an offering of debt securities) to

                           Cox Communications as borrower (the "Cox
                           Communications Credit Facility"). The Cox Enterprises Credit Facility includes financing to replace Cox Enterprises' existing $1.1 billion revolving credit facility (the "Existing Cox Enterprises Facility") and the Cox Communications Credit Facility includes financing to replace Cox Communications' existing $1.25 billion revolving credit facility (the "Existing Cox Communications Facility" and together with the Existing Cox Enterprises Facility, the "Existing Facilities"). You have advised us that Cox Enterprises and Cox Communications wish to reserve the option not to terminate the Existing Facilities, if prior to the Closing Date the majority lenders under each of the Existing Facilities consent to an amendment of the terms thereof (other than the revolving credit expiration date and any other provisions which may only be amended with the consent of all lenders thereunder) to conform such terms substantially to those applicable to the revolving credit facilities included in the Facilities pursuant to a definitive amendment or amendment and restatement reasonably satisfactory to the Commitment Parties (the "Existing Facilities Amendments"). In such event, concurrently with the effective time of the Existing Facilities Amendments, the revolving credit facility included in the Cox Enterprises Credit Facility will be permanently reduced to $650 million and the revolving credit facility included in the Cox Communications Credit Facility will be permanently reduced to $1.5 billion.

You agree that, if you exercise the option referred to in the foregoing provision and the Facilities are reduced as set forth therein, the compensation payable to the Commitment Parties pursuant to the Fee Letters (other than the Upfront Fees described in paragraph 2.B of the Fee Letter entitled "Project NFL Fee Letter") will not be reduced on account of such reduction of the Facilities and will remain based on the $10.0 billion commitment amount for the Facilities under the Commitment Letter.

                  3. Sixth Paragraph. The sixth paragraph of the Commitment Letter is amended by substituting the Summary of Terms and Conditions attached to this letter in place of the Summary of Terms and Conditions originally attached to the Commitment Letter. All references in the Commitment Letter to the "Term Sheet" shall refer to the Summary of Terms and Conditions attached to this letter.

                  4. Twelfth Paragraph. The twelfth paragraph of the Commitment Letter is amended:

                           (a) by changing clause (e) thereof so that, in its entirety, it reads as follows:

                                    (e) each Commitment Party having approved
                           (which approval shall not be unreasonably withheld) the provisions of the Merger Agreement and all other agreements and documents relating to the Acquisition (and each Commitment Party confirms that it has approved the provisions of the Merger

                           Agreement and any other agreements or documents described therein, to the extent such provisions and other agreements and documents are substantially as set forth, or described, in the definitive Merger Agreement dated October 19, 2004 (the "Executed Merger Agreement"));

                           (b)      by inserting "July 19, 2005" in clause
         (f)(i) thereof in place of "December 15, 2004; provided, that in any event the 90% minimum condition in the Tender Offer may be waived by Cox Holdings and Cox Communications without consent of the Commitment Parties".

                           (c)      by inserting "July 19, 2005" in clause
         (f)(ii) thereof in place of "the nine-month anniversary date of the date on which the Merger Agreement is executed and delivered".

                           (d) by deleting clause (l) thereof ("delivery of financial statements . . . provided to it)").

                  As so modified, the Commitment Letter remains in full force and effect. The Fee Letters and each other agreement entered into in connection with the Commitment Letter remain in full force and effect.

                  This letter shall be governed by, and construed in accordance with, the laws of the State of New York. The provisions of the thirteenth, fourteenth, fifteenth, sixteenth, seventeenth and nineteenth paragraphs of the Commitment Letter shall apply with like effect to this letter.

              Please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to us the enclosed duplicate originals (or facsimiles) of this letter not later than 11:59 p.m. New York City time, on October 20, 2004.

                                            Very truly yours,

                                            CITIGROUP GLOBAL MARKETS INC.


                                            By:  /s/ Carolyn Kee
                                                 -------------------------------
                                              Name:  Carolyn Kee
                                              Title: Managing Director


                                            CITICORP NORTH AMERICA, INC.


                                            By:  /s/ Carolyn Kee
                                                 -------------------------------
                                              Name:  Carolyn Kee
                                              Title: Vice President


                                            LEHMAN BROTHERS INC.


                                            By:  /s/ William Hughes
                                                 -------------------------------
                                              Name:  William Hughes
                                              Title: Managing Director


                                            LEHMAN COMMERCIAL PAPER INC.


                                            By:  /s/ William Hughes
                                                 -------------------------------
                                              Name:  William Hughes
                                              Title: Authorized Signatory


                                            J.P. MORGAN SECURITIES INC.


                                            By:  /s/ Gary Spevack
                                                 -------------------------------
                                              Name: Gary Spevack
                                              Title: Vice President


                                            JPMORGAN CHASE BANK


                                            By:  /s/ James Stone
                                                 -------------------------------
                                              Name:  James Stone
                                              Title:  Managing Director

Accepted and agreed to
as of the date first
written above by:


COX ENTERPRISES, INC.


By:  /s/ Richard Jacobson
     ----------------------------
     Name:   Richard Jacobson
     Title:  Vice President / Treasurer

               Cox Enterprises, Inc. and Cox Communications, Inc.

                                Credit Facilities


                         Summary of Terms and Conditions


Borrowers:                 Cox Enterprises, Inc., a Delaware corporation
                           ("CEI"), and Cox Communications, Inc., a Delaware corporation ("CCI" and, together with CEI, the "Borrowers").

Facilities:                $10 billion senior unsecured credit facilities to be
                           allocated to CEI (the "CEI Credit Facility") and CCI
                           (the "CCI Credit Facility" and, together with the CEI
                           Credit Facility, the "Facilities") in amounts as follows:

                           COX ENTERPRISES, INC.:

                           (i) a $1.75 billion five-year revolving credit facility (the "CEI Revolver"), and


                           (ii) a $500 million five-year term loan facility (the "CEI Term Loans").

                           COX COMMUNICATIONS, INC.:(1)


                           (i) a $2.75 billion five-year revolving credit facility (the "CCI Revolver" and together with the CCI Revolver, the "Revolvers"),


                           (ii) a $2.0 billion five-year term loan facility (the "CCI Term Loans" and together with the CEI Term Loans, the "Term Loans"), and


                           (iii) a $3.0 billion 18-month bridge loan facility (the "CCI Bridge Loan") to be funded in the event that CCI does not complete the issuance and sale of $3.5 billion in senior unsecured notes (the "Senior Notes") prior to the Closing Date (as defined below) and to be repaid from the proceeds of any issuance and sale of Senior Notes or other debt securities or (subject to exceptions to be agreed) any other debt financing by CCI or any of its Subsidiaries.

------------------------
   (1) The Borrower may be Merger Sub, transitorily and with immediate assumption by CCI, if the Merger is completed on the Closing Date as a short-form merger.

                                    A portion of the Revolvers, in an amount to be determined, may be drawn in the form of letters of credit.

                                    The definitive credit agreements will
                                    establish a mechanism under which individual lenders with commitments under the Revolvers may make discretionary loans in lieu of loans committed under the Revolvers at rates (and, in the case of the CEI Revolver, in currencies) agreed upon from time to time with the applicable Borrower.

                                    The Borrowers at their option may elect not to terminate the Existing Cox Enterprises Credit Facility and the Existing Cox Communications Credit Facility (together, the "Existing Facilities"), if prior to the Closing Date the majority lenders under each of the Existing Facilities consent to an amendment of the terms thereof (other than the revolving credit expiration date and any other provisions which may only be amended with the consent of all lenders thereunder) to conform such terms substantially to those applicable to the Revolvers pursuant to a definitive amendment or amendment and restatement reasonably satisfactory to the Agents, as defined below (the "Existing Facilities Amendments"). In such event, concurrently with the effective time of the Existing Facilities Amendments, the CEI Revolver will be permanently reduced to $650 million and the CCI Revolver will be permanently reduced to $1.5 billion.

Administrative Agent:               JPMorgan Chase Bank ("JPMCB") will act as
                                    sole Administrative Agent (the
                                    "Administrative Agent") for a syndicate of lenders (the "Lenders") reasonably satisfactory to the relevant Borrower, the Administrative Agent and the Arrangers and will perform the duties and exercise the authority customarily performed and exercised by it in such role.

Syndication Agents:                 Citicorp North America, Inc. ("CNAI") and
                                    Lehman Commercial Paper Inc. ("LCPI" and together with CNAI, the "Syndication
                                    Agents").

Joint Lead Arrangers and Joint      Citigroup Global Markets Inc. ("CGMI"),
Bookrunners:                        Lehman Brothers Inc. ("LBI") and JPMorgan
                                    Chase Bank ("JPMCB" and together with CGMI and LBI, the "Arrangers" and the Arrangers, together with the Administrative Agent and the Syndication Agents, the "Agents").

Documentation Agents:               The relevant Borrower will have the right to
                                    name one or more documentation agents.

Use of Proceeds of Facilities:      The Term Loans and CCI Bridge Loan may be
                                    used only to fund payments ("Acquisition
                                    Payments") of (i) the purchase


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

                                    price for shares of CCI's common stock not owned by CEI and its subsidiaries that are allocated to and accepted for purchase by the relevant Borrower pursuant to the Tender Offer, (ii) the merger consideration payable pursuant to the Merger Agreement to the holders of such common stock upon completion of the Merger and (iii) related fees and expenses.

                                    A portion of the Revolvers in a proportion to be agreed and in an aggregate amount sufficient, with the Term Loans and CCI Bridge Loan, to fund all required Acquisition Payments will be reserved (the "Revolver Reserves") for funding of Acquisition Payments. The remainder of the Revolvers may be used for general corporate purposes. After the Merger is completed or in the event that the Merger Agreement is terminated, the Revolver Reserves will terminate and the funding reserved thereby will then become available for general corporate purposes.

Closing Date:                       The date (the "Closing Date") on which all
                                    conditions precedent to the effectiveness of the Facilities are satisfied, which date shall be no later than July 19, 2005.


Availability:                       The Term Loans and CCI Bridge Loan will be
                                    funded on the Closing Date, except that if
                                    (a) Cox Holdings elects to commence the
                                    Tender Offer and to accept shares for
                                    purchase in the Tender Offer, (b) the
                                    aggregate purchase price in the Tender Offer for the shares so accepted is less than the aggregate amount of the commitments for the Term Loans and CCI Bridge Loan, and (c) the
                                    Merger is not concurrently consummated as a "short-form" merger, then the remainder of the commitments for the Term Loans and CCI
                                    Bridge Loan will be available for funding on the date the Merger becomes effective, which date shall be no later than July 19, 2005
                                    (the Closing Date or such later date, the "Term Loan Availability Expiration Date").

                                    The undrawn portion of the Revolvers may be borrowed, repaid and reborrowed subject only to the satisfaction of applicable conditions to borrowing; provided, that the total amount outstanding under each Revolver (including letter of credit exposure) and any discretionary loans may not exceed the aggregate amount of the commitments under such Revolver, less the applicable Revolver Reserve for as long as it is in effect.

Commitment Termination and          The Lenders' commitments under the Revolvers
Maturity:                           will terminate on the fifth anniversary of
                                    the Closing Date.

                                    The Lenders' commitments for the Term Loans and CCI Bridge Loan will terminate at the close of business on the Term Loan Availability Expiration Date.

                                    The Term Loans will mature on the fifth
                                    anniversary of the Closing Date.

                                    The CCI Bridge Loan will mature on the day that is 18 months after the Closing Date.

Interest Rates and Fees:            As set forth on the attached Annex I.

Currency of Borrowings:             Committed borrowings under the Facilities
                                    will be available in U.S. Dollars (or, in respect of the CEI Revolver, from those Lenders willing to make loans in alternate currencies, in British pounds sterling,
                                    Japanese yen, Canadian dollars and Euros, in an aggregate U.S. Dollar equivalent principal amount not to exceed $300 million in the aggregate).

Voluntary Prepayments and           All or a portion of the outstanding loans
Commitment Reductions:              under any of the Facilities may be prepaid
                                    at any time and undrawn commitments may be terminated in whole or in part at any time at the applicable Borrower's option, in minimum amounts to be specified, subject to reimbursement of redeployment costs in the case of Eurodollar (and, in the case of CEI, alternate currency) loans if prepayment occurs other than at the end of an applicable interest period.

Mandatory Prepayments:              All of the net proceeds of any sale or
                                    issuance of Senior Notes or other debt
                                    securities or (subject to exceptions to be agreed) other incurrences of Indebtedness after the Closing Date by CCI or any of its subsidiaries shall be applied when and as received to prepay the CCI Bridge Loan.

Letters of Credit:                  Letters of credit will be issued under a
                                    Revolver by one or more commercial banks that are Lenders designated by the Arrangers and the relevant Borrower in the syndication process (an "Issuing Bank"). Each letter of credit shall expire not later than the earlier of (i) the first anniversary of the issuance (or the most recent extension or renewal) of such letter of credit and (ii) the fifth business day prior to the termination of the commitments under the Revolvers.

                                    Drawings under any letter of credit shall be reimbursed by the Borrower for whose account such letter of credit was issued by 12:00 noon (i) if notice has been received by such Borrower by 10:00 a.m., on the same business day, or (ii) otherwise, on the next business day. To the extent that such Borrower does not reimburse the Issuing Bank when due, the Lenders under the applicable Revolver will be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective commitments under such Revolver.

                                    The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Conditions to Closing:              Usual for facilities and transactions of
                                    this type, those specified below and others to be reasonably specified by a majority of the Agents, including, but not limited to, execution of satisfactory credit documentation; evidence of authority;
                                    delivery of satisfactory legal opinions;
                                    accuracy of representations and warranties;
                                    absence of defaults; compliance with the terms of the Commitment Letter, including, without limitation, the payment in full of all fees, expenses and other amounts then payable under the Commitment Letter; either
                                    (i) purchase of shares tendered in the
                                    Tender Offer no later than July 19, 2005 on the structure and terms described or set forth in the Executed Merger Agreement (as modified with the consent of the Arrangers, not to be unreasonably withheld) and concurrent completion of the Merger if sufficient shares are tendered in the Tender
                                    Offer to permit completion of the
                                    Acquisition as a "short-form" merger or (ii) if the Tender Offer is not commenced or if no shares are purchased pursuant to the Tender Offer, the completion of the Merger no later than July 19, 2005 on the structure and terms described or set forth in the Executed Merger Agreement (as modified with the consent of the Arrangers, not to be unreasonably withheld); consents and approvals and expiration of all applicable waiting periods; and either (a) retirement and repayment in full of the Existing
                                    Facilities or (b) effectiveness of the
                                    Existing Facilities Amendments.

Conditions to Each Credit Event:    Delivery of borrowing notices, accuracy of
                                    representations and warranties and absence of defaults.

Documentation:                      Separate credit agreements for the CEI
                                    Facilities, for the CCI Revolver and CCI
                                    Term Loans and for the CCI Bridge Loan, in each case substantially similar to the Existing Facilities, modified to reflect the Term Loans and CCI Bridge Loan and the provisions herein and other changes as may be reasonably specified by a majority of the Agents, including, without limitation:

Representations and Warranties:     To include organization, qualification and
                                    subsidiaries; financial statements and
                                    absence of material adverse change; actions pending; default; title to assets; payment of taxes; conflicting or adverse agreements or restrictions; purpose of loans;
                                    authority; validity; enforceability;
                                    consents or approvals; compliance with law;
                                    ERISA; Investment Company Act;

                                    disclosure; and, with respect to CCI,
                                    material franchise agreements and quality of CATV systems.

Affirmative Covenants:              To include financial statements and other
                                    information; existence, laws and
                                    obligations; notice of litigation and other matters; books and records; inspection of property and records; maintenance of property; insurance; ERISA; if the Existing
                                    Facilities Amendments become effective,
                                    maintenance of revolving credit usage
                                    proportionality; and, with respect to CCI, maintenance of business lines and compliance with material franchise agreements and FCC licenses.

Negative Covenants:                 To include limitations on liens; merger,
                                    consolidation, disposition of assets;
                                    restricted payments; margin stock; loans and advances to and investments in unrestricted subsidiaries; subsidiary debt; and transactions with affiliates.

Financial Covenants:                Each Borrower and its Restricted
                                    Subsidiaries will agree to maintain (i) a ratio of consolidated debt to pro forma consolidated operating cash flow
                                    (annualized, in the case of CCI) of not more than a ratio amount to be agreed; and (ii) a ratio of consolidated operating cash flow to consolidated interest expense (each annualized, in the case of CCI) of not less than a ratio amount to be agreed.

Events of Default:                  To include failure to pay principal or
                                    interest; failure to pay other sums; failure to pay or acceleration of other debt;
                                    misrepresentation or breach of warranty;
                                    violation of certain covenants; violation of other covenants; undischarged judgment;
                                    change of control; assignment for benefit of creditors or nonpayment of debts; voluntary bankruptcy; and involuntary bankruptcy or dissolution.

Cost and Yield Protection:          Usual for facilities of this type, including
                                    (a) compensation in respect of redeployment costs, changes in reserve requirements, changes in taxes (including gross-up provisions for withholding taxes resulting from changes in law after the date hereof) and decreased profitability resulting from changes in U.S. or foreign capital adequacy requirements and other requirements of law, guidelines or policies or their interpretation or application and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar
                                    (or, in the case of CEI, alternate currency) loan on a day other than the last day of an interest period with respect thereto.

Assignments and Participations:     Lenders will be permitted to assign and
                                    participate loans, notes and commitments.
                                    Assignments will be by novation and in
                                    minimum amounts of $5,000,000 for the
                                    Revolvers and $2,500,000 for Term Loans and the CCI Bridge Loan and will require the consent of the applicable Borrower (unless being made to a Lender or an affiliate of a Lender or if an event of default has occurred and is continuing) and the Administrative Agent and, in the case of assignments of commitments under the Revolvers, the applicable Issuing Bank under the Revolvers
                                    (unless being made (i) to an affiliate of a Lender, (ii) by an Agent and its affiliates or (iii) to another Lender), which consents will not be unreasonably withheld. Non-pro rata assignments will be permitted.
                                    Assignments and pledges to any Federal
                                    Reserve Bank will be permitted without
                                    consent.

                                    Participations will be without restriction and participants will be entitled to yield and increased cost protection to the same extent as the participating Lender, so long as the cost to the applicable Borrower does not exceed the cost that would have applied with no participation. Upon the request of the applicable Borrower, each Lender will give prompt notice to such Borrower of each participant and the interest acquired by such participant.

                                    Each assignment will be subject to the
                                    payment of a service fee of $3,500 to the Administrative Agent by the parties to such assignment. The Borrowers shall not be liable for the payment of the costs and expenses of any assignment or participation.

Expenses and Indemnification:       All reasonable out-of-pocket expenses of
                                    each Agent (and the Lenders for enforcement costs) associated with (a) the arrangement and the syndication of the Facilities and
                                    (b) the preparation, negotiation, execution, delivery, administration and enforcement of the definitive documentation contemplated hereby and any amendment or waiver with respect thereto (including the reasonable fees, charges and disbursements of counsel and the charges of IntraLinks) are to be paid by or on behalf of the applicable
                                    Borrower.

                                    The Agents and Lenders (and their affiliates and their respective officers, directors, employees, attorneys, affiliates, advisors and agents) will have no liability for, and will be indemnified by the applicable Borrower and held harmless from and against all losses, claims, damages, costs, expenses (including reasonable fees, charges and disbursements of counsel) and liabilities arising out of any investigation, litigation or proceeding arising out of or related to the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Voting: Amendments and waivers of the credit agreement for any of the Facilities will require the approval of Lenders for such Facilities holding in excess of 50% of the outstanding loans, letter of credit exposures and commitments thereunder, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender's commitment or (iv) modifications to the pro rata provisions of the credit documentation or (v) modifications to the assignment provisions of the credit documentation which further restrict assignments thereunder and (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting percentages.

Governing Law and Forum:            New York.

Counsel for the Agents:             Latham & Watkins LLP.

                                                                         ANNEX I


Interest Rates:                     Loans under each Facility will bear
                                    interest, at the option of the applicable
                                    Borrower, at (i) Adjusted LIBOR plus the
                                    Applicable LIBOR Margin, (ii) ABR plus any
                                    Applicable Base Rate Margin or (iii) the
                                    Federal Funds Rate plus the Applicable
                                    Federal Funds Rate Margin.

                                    The "Applicable LIBOR Margin" and the
                                    "Applicable Federal Funds Rate Margin" for any date will depend upon the applicable Borrower's senior debt ratings by Moody's Investors Service, Inc., and Standard and Poor's Ratings Service (the "ratings") and will be the percentage per annum set forth in the applicable table appearing on the pricing grid attached as Annex I to the Fee Letter entitled "Fee Letter" (the "Pricing Grid") opposite such Borrower's ratings on such date.

                                    The Applicable Base Rate Margin for any date will be zero unless the Applicable LIBOR Margin for such date exceeds 1.00%. If the Applicable LIBOR Margin for such date exceeds 1.00%, the Applicable Base Rate Margin for such date will be the Applicable LIBOR Margin for such date less 1.00%.

                                    The Borrowers may elect interest periods of 1, 2, 3 or 6 months (the "Interest Period") for Adjusted LIBOR borrowings.

                                    Calculation of interest shall be on the
                                    basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each Interest Period and, in any event, at least every 3 months.

                                    ABR is the Alternate Base Rate, which is the higher of the JPMCB's Prime Rate and the Federal Funds Borrowing Rate plus 1/2 of 1%.

                                    "Federal Funds Rate" for any day shall be the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding business day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a business day, the average of the quotations for the day of such transactions received by JPMCB from three federal funds brokers of recognized standing selected by it.

Letter of Credit Fees:              A per annum fee equal to the applicable
                                    margin on the Adjusted LIBOR loans will
                                    accrue on the aggregate face amount of each outstanding letter of credit and will be payable in arrears at the end of each calendar quarter and upon the termination of the commitments under the applicable
                                    Revolver and such letter of credit, in each case based on the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the

                                    Lenders under the applicable Revolver pro rata in accordance with the amounts of their Revolver commitments.

Commitment Fees:                    A commitment fee based on the Applicable
                                    Commitment Fee Percentage will be payable on the undrawn portion of each commitment in respect of each Facility, computed on the basis of actual days elapsed in a year of 365 or 366 days, as the case may be, in each case commencing to accrue on the earlier of the Closing Date or December 15, 2004, payable quarterly in arrears after such date and up to and including the date on which all unfunded commitments under such Facility have expired or been terminated. The
                                    "Applicable Commitment Fee Percentage" for any date shall be the percentage per annum set forth in the Pricing Grid opposite the pricing category applicable on such date.


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